Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus of Ventas, Inc. that is made part of the Post-Effective Amendment No. 2  to the Registration Statement (Form S-4 No. 333-173434) on Form S-3 of Ventas, Inc. and to the incorporation by reference therein of our report dated March 1, 2011, with respect to the consolidated financial statements and schedule of Nationwide Health Properties, Inc., included in Ventas, Inc.’s Current Report on Form 8-K dated April 11, 2011, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

August 1, 2011